Exhibit 10(h)(vi)
AMENDMENT NUMBER FIVE
TO THE
HARRIS CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

WHEREAS, Harris Corporation, a Delaware corporation (the “Corporation”), heretofore has adopted and maintains the Harris Corporation Supplemental Executive Retirement Plan, as amended and restated effective March 1, 2003 (the “Plan”);
WHEREAS, pursuant to Section 8.1 of the Plan, the Employee Benefits Committee of the Corporation (the “Employee Benefits Committee”) has the authority to adopt non-material amendments to the Plan;
WHEREAS, the Employee Benefits Committee desires to amend the Plan to clarify its provisions regarding maintenance of a grantor trust following a Change in Control of the Corporation; and
WHEREAS, the Employee Benefits Committee has determined that the above-described amendment is non-material.
NOW, THEREFORE, BE IT RESOLVED, that the Plan hereby is amended to insert the following new sentences immediately prior to the final sentence of Section 6.7:
For the avoidance of doubt, neither this Section 6.7 nor any other provision of this SERP shall obligate the continued maintenance of a grantor trust with respect to the SERP, and the Corporation may revoke any grantor trust it may establish for any reason and at any time (including following a Change in Control) in accordance with the provisions of such trust. In the event of any such revocation, the Corporation shall satisfy from its general assets any SERP benefit that becomes due.
APPROVED by the HARRIS CORPORATION EMPLOYEE BENEFITS COMMITTEE on this 28th day of February, 2019.
/s/ James Girard
James Girard, Chairperson